Exhibit 99.1

Investor Relations

ir@newmediainv.com

(212) 479-3160

New Media Announces Agreement to Acquire Stephens Media, LLC for $102.5 Million

NEW YORK, N.Y. February 19, 2015 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE: NEWM) announced today that it has reached an agreement to purchase substantially all of the assets of Stephens Media, LLC (“Stephens Media”) for $102.5 million in cash, subject to working capital adjustments. New Media intends to fund the acquisition with cash on the balance sheet and available capacity under its credit facility. Stephens Media is a leading newspaper publisher operating eight daily newspapers, over 65 weekly and niche publications, and more than 50 websites serving communities throughout the United States. The assets have a combined average daily circulation of approximately 221,000 and 244,000 on Sunday.

Michael E. Reed, New Media’s President and CEO commented, “We are pleased to announce the proposed transaction to acquire Stephens Media. The portfolio is anchored by an attractive set of print publications with a strong community focus, solid readership base, and stable advertisers with limited customer concentration. These award-winning, daily newspapers are the trusted source of local news in their communities providing journalistic excellence for more than 100 years. We are very excited to welcome Stephens Media into our growing New Media family, and look forward to introducing new digital initiatives, such as Propel and BestRide into their markets, while simultaneously continuing their long standing tradition of providing premier content to the communities they serve.

“In our first year as a publicly traded company, New Media has entered into agreements to acquire approximately $457 million of local media assets. We are very pleased that each of these acquisitions has met both our financial and operational criteria. As we begin 2015, we remain focused on operating the Company to drive strong revenue trends while integrating newly acquired assets and assessing future acquisition opportunities. Looking forward, we feel very optimistic about our ability to continue to create tremendous shareholder value.”

“I am extremely pleased for all of our employees”, said Ed Moss, President and CEO of Stephens Media. “New Media is well positioned to build off of our company’s successes and lead the organization to new heights with their strong portfolio of print and digital products and services. We have dedicated and talented employees that will prove to be great assets to the outstanding organization that New Media is building.”

New Media anticipates the deal will close in the first quarter of 2015 subject to customary closing conditions; however, there can be no assurance as to the timing or the occurrence of the closing.

Stephens Inc. served as exclusive financial advisor to Stephens Media.

About New Media Investment Group Inc.

New Media is focused primarily on investing in a high quality, diversified portfolio of local media assets, and on growing existing advertising and digital marketing businesses. The Company is one of the largest publishers of locally based print and online media in the United States as measured by the number of daily publications. As of September 28, 2014, the Company operates in over 370 markets across 27 states. New Media’s portfolio of products as of September 28, 2014 include 450 community publications, over 370 related websites, and six yellow page directories, serve more than 130,000 business advertising accounts and reach over 14 million people on a weekly basis.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected timing, closing and benefits of the acquisition and our intention to stabilize our traditional print business, grow our digital business and revenues and pursue and complete future acquisition opportunities. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as a continued declines in advertising circulation, economic conditions in the markets in which we operate, competition from other media companies, the possibility of insufficient advertising interest in our digital business, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K and filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Source: New Media Investment Group